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                                                                    EXHIBIT 99.1
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              Watson and Podany to Join ShopKo Board of Directors

     GREEN BAY, Wis., June 10/PRNewswire/ -- ShopKo Stores, Inc. (NYSE:SKO) today announced that Stephen E. Watson, past president of Dayton Hudson Corporation (NYSE:DH), and past chairman and chief executive officer of Dayton Hudson's Department Store Division; and William J. Podany, ShopKo's chief operating officer and executive vice president, have agreed to join its board of directors. Mr. Watson and Mr. Podany will become the sixth and seventh members of the ShopKo board, which currently consists of five members.

     Pursuant to the previously announced Stock Buyback and Secondary Offering Agreement between ShopKo and Supervalu Inc. (NYSE:SVU), whereby Supervalu will liquidate its current holdings of ShopKo stock, Michael Wright, Supervalu's chairman, president and chief executive officer, and Jeffrey Girard, Supervalu's executive vice president and chief financial officer, will resign from the ShopKo board as soon as their replacements are selected, but no later than October 1, 1997.

     Stephen E. Watson
     Mr. Watson retired in March 1996 as president of Dayton Hudson Corporation and as chairman and chief executive officer of Dayton Hudson's Department Store Division. In his 24-year career with Dayton Hudson, he advanced quickly through buying, divisional and general merchandise management, before being named executive vice president of merchandising and marketing in 1982. Upon the combination of Dayton's and Hudson's in 1984, he was named president of the Hudson's Division. In 1985, Mr. Watson was promoted to chairman and chief executive officer of the combined Dayton Hudson Department Store Division.
While maintaining responsibility of the Department Store Division, he was appointed executive vice president of Dayton Hudson Corporation in 1989. He was named president and a member of Dayton Hudson's board of directors in 1991.

     Mr. Watson has served as a member of the board of directors of Norwest Bank Corporation (NYSE:NOB) and the Visiting Committee of Harvard Business School.
He has served as chairman of the board of the Associated Merchandising Corporation and the Minneapolis Downtown Council, and is a trustee of the Walker Art Center. Mr. Watson has a B.A. from Williams and an M.B.A. from Harvard University.

     William J. Podany
     Mr. Podany has more than 25 years of experience in the retail business, moving rapidly through buying, store operations, divisional and general merchandise management, and for the last 18 years, he has held senior management positions for department store groups such as Carter Hawley Hale, a California-based federation of four department store chains, including Broadway Stores; O'Neil's, Sibley's and Thalhimers, all divisions of May Department Stores; and the Cain Sloan and Millers divisions of Allied Stores.

                                    (more)

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     Mr. Podany joined ShopKo in 1994 as executive vice president and has overall responsibility for merchandising, store operations, logistics, planning and replenishment and external and in-store marketing. He was promoted to chief operating officer in 1996. Mr. Podany has a B.A. from the University of Minnesota.

     ShopKo Stores, Inc. is a leading regional operator operating 130 stores and four freestanding optical centers in 16 states, concentrated in the Upper Midwest, Western Mountain and Pacific Northwest states and ProVantage, Inc., which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health information technology (HIT). ShopKo stock is traded on the New York Stock Exchange under the symbol "SKO."

SOURCE ShopKo Stores, Inc.
     -0-                       6/10/97
     /CONTACT: Sheree Olson, director of public relations of ShopKo Stores, Inc., 414-496-4186/
     /ShopKo press releases available through Company News On-Call by fax, 800-758-5804, ext. 103639, or at http://www.prnewswire.com/
     (SKO SVU DH NOB)


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